SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.     )

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[   ]    Soliciting Material Pursuant to §240.14a-12

MISONIX, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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MISONIX, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Thursday, December 14, 2006

To the Shareholders of
MISONIX, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the ‘‘Annual Meeting’’) of MISONIX, INC., a New York corporation (the ‘‘Company’’), will be held at the Huntington Hilton Hotel, 598 Broad Hollow Road, Melville, New York 11747 on Thursday, December 14, 2006 at 10:00 a.m., or at any adjournment thereof, for the following purposes:

1.	To elect six Directors to the Board of Directors;

2.	To ratify the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm; and

3.	To consider and act upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

The above matters are set forth in the Proxy Statement attached to this Notice to which your attention is directed.

Only shareholders of record on the books of the Company at the close of business on November 7, 2006 will be entitled to vote at the Annual Meeting or at any adjournment thereof. You are requested to sign, date and return the enclosed Proxy at your earliest convenience in order that your shares may be voted for you as specified.

By Order of the Board of Directors,
RICHARD ZAREMBA Secretary

MISONIX, INC.
1938 New Highway
Farmingdale, New York 11735

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
Thursday, December 14, 2006

The Annual Meeting of Shareholders (the ‘‘Annual Meeting’’) of MISONIX, INC. (the ‘‘Company’’) will be held on Thursday, December 14, 2006, at the Huntington Hilton Hotel, 598 Broad Hollow Road, Melville, New York 11747 at 10:00 a.m. for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The enclosed Proxy is solicited by and on behalf of the Board of Directors of the Company (‘‘Board of Directors’’ or ‘‘Board’’) for use at the Annual Meeting to be held on Thursday, December 14, 2006, and at any adjournments of such Meeting. The approximate date on which this Proxy Statement and the enclosed Proxy are being first mailed to shareholders is November 14, 2006.

If a Proxy in the accompanying form is duly executed and returned, the shares represented by such Proxy will be voted as specified. In the absence of such directions, the Proxy will be voted in accordance with the recommendations of management. Any person executing a Proxy may revoke it prior to its exercise either by letter directed to the Company or in person at the Annual Meeting.

Voting Rights

On November 7, 2006 (the ‘‘Record Date’’), the Company had outstanding 6,847,519 shares of its only class of voting securities, namely common stock, $.01 par value per share (the ‘‘Common Stock’’). Shareholders are entitled to one vote for each share registered in their names at the close of business on the Record Date. The affirmative vote of a plurality of the votes cast at the Annual Meeting is required for the election of Directors; on all other matters which may come before the Annual Meeting, the affirmative vote of a majority of the votes cast at the Annual Meeting is required. For purposes of determining whether proposals have received a majority vote, abstentions will not be included in the vote totals and, in instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a Proxy (‘‘broker non-votes’’), those votes will not be included in the vote totals. Therefore, abstentions and broker non-votes will be counted in the determination of a quorum and will have no effect on the vote for the election of Directors and the ratification of the selection of Grant Thornton LLP (‘‘Grant Thornton’’) as the Company’s independent registered public accounting firm. Unless contrary instructions are given, all Proxies received pursuant to this solicitation will be voted in favor of the (i) election of the nominees named in Proposal One and (ii) ratification of the selection of Grant Thornton.

SECURITY OWNERSHIP

The following table sets forth as of November 7, 2006, certain information with regard to the ownership of the Company’s Common Stock by (i) each beneficial owner of more than 5% of the Company’s Common Stock; (ii) each Director and nominee for Director; (iii) each executive officer named in the ‘‘Summary Compensation Table’’ below; and (iv) all executive officers and Directors of the Company as a group. Unless otherwise stated, the persons named in the table have sole voting and investment power with respect to all Common Stock shown as beneficially owned by them.

Name and Address(1)	Common Stock Beneficially Owned		Percent of Class
Michael A. McManus, Jr.	1,203,251	(2)		15.1%
Howard Alliger	520,608	(3)		7.4%
Gary Gelman	458,947	(4)		6.6%
Bonanza Capital, Ltd.	411,600	(5)		6.0%
Ronald Manna	111,728	(6)		1.6%
Richard Zaremba	74,500	(7)		1.1%
Kenneth Coviello	0	(8)		*
T. Guy Minetti	52,000	(9)		*
Thomas F. O’Neill	52,000	(10)		*
Dan Voic	37,910	(11)		*
W. Paul Constantine	0			*
John W. Gildea	15,000	(12)		*
Dr. Charles Miner III	0			*
Bernhard Berger	0	(13)		*
All executive officers and Directors as a group (twelve people)	2,066,997	(14)	24.7	%(15)

* Less than 1%

(1)	Except as otherwise stated, the business address of each of the named individuals in this table is c/o MISONIX, INC., 1938 New Highway, Farmingdale, New York 11735.

(2)	Includes 1,040,000 shares of Common Stock which Mr. McManus has the right to acquire upon exercise of stock options which are currently exercisable.

(3)	Includes 130,000 shares of Common Stock which Mr. Alliger has the right to acquire upon exercise of stock options which are currently exercisable.

(4)	Mr. Gelman’s address is c/o American Claims Evaluation, Inc., One Jericho Plaza, Jericho, New York 11753.

(5)	Bonanza Capital, Ltd., a Texas partnership with offices at 300 Crescent Court, Suite 1740, Dallas, Texas 75201, shares beneficial ownership of the listed shares with Bonanza Master Fund, Ltd., a Cayman Islands company.

(6)	Includes 87,834 shares of Common Stock which Mr. Manna has the right to acquire upon exercise of stock options which are currently exercisable.

(7)	Includes 70,000 shares of Common Stock which Mr. Zaremba has the right to acquire upon exercise of stock options which are currently exercisable.

(8)	Mr. Coviello is no longer employed by the Company.

(9)	Includes 45,000 shares of Common Stock which Mr. Minetti has the right to acquire upon exercise of stock options which are currently exercisable.

(10)	Includes 45,000 shares of Common Stock which Mr. O’Neill has the right to acquire upon exercise of stock options which are currently exercisable.

(11)	Includes 37,910 shares of Common Stock which Mr. Voic has the right to acquire upon exercise of stock options which are currently exercisable.

(12)	Includes 15,000 shares of Common Stock which Mr. Gildea has the right to acquire upon exercise of stock options which are currently exercisable.

(13)	Mr. Berger is no longer employed by the Company.

(14)	Includes the shares of Common Stock indicated in notes (2), (3), (6), (7), (9), (10), (11) and (12).

(15)	Based upon 6,900,369 outstanding shares of Common Stock and presently exercisable options to acquire 1,470,744 shares of Common Stock held by the persons noted.

***

PROPOSAL ONE

ELECTION OF DIRECTORS

Six Directors are to be elected at the Annual Meeting. The term of each Director expires at the Annual Meeting, with Messrs. Alliger, Gildea, McManus, Miner, Minetti, and O’Neill standing for reelection for a term of one year. The following table contains information regarding all Directors and executive officers of the Company:

Name	Age	Position with Company	Director Since
Howard Alliger	79	Director	1971
T. Guy Minetti	55	Director	2003
Thomas F. O’Neill	60	Director	2003
John W. Gildea	63	Director	2005
Dr. Charles Miner III	55	Director	2005
Michael A. McManus, Jr.	63	Director, President and Chief Executive Officer	1998
Richard Zaremba	51	Senior Vice President, Chief Financial Officer, Secretary and Treasurer	—
Dan Voic	44	Vice President of R&D and Engineering	—
W. Paul Constantine	35	Senior Vice President — Strategic Planning and New Product Development	—
Ronald Manna	52	Vice President of New Product Development and Regulatory Affairs	—

Principal Occupations and Business Experience of Directors and Executive Officers

The following is a brief account of the business experience of the Company’s Directors:

Howard Alliger founded the Company’s predecessor in 1955 and the Company was a sole proprietorship until 1960. The Company name then was Heat Systems-Ultrasonics. Mr. Alliger was President of the Company until 1982 and Chairman of the Board until 1996. He has been awarded 25 patents and has published various papers on ultrasonic technology. In 1959, Mr. Alliger sold the first sonicator in the United States. For three years, ending in 1991, Mr. Alliger was the President of the Ultrasonic Industry Association. Mr. Alliger holds a BA degree in economics from Allegheny College and attended Cornell University School of Engineering for four years. He has also established, and is President of, two privately-held entities which are engaged in pharmaceutical research and development.

T. Guy Minetti founded, and is Managing Director of, Senior Resource Advisors LLC, a management consulting firm. Prior to founding Senior Resource Advisors LLC, Mr. Minetti served as the Vice Chairman of the Board of Directors of 1-800-Flowers.Com, Inc., a publicly-held specialty gift retailer based in Westbury, New York. Before joining 1-800-Flowers.Com, Inc. in September 2000, Mr. Minetti was the Managing Director of Bayberry Advisors, an investment banking firm he founded in 1989 to provide corporate finance advisory services to small-to-medium-sized businesses. From 1981 through 1989, Mr. Minetti was a Managing Director of the investment banking firm, Kidder, Peabody & Company. While at Kidder, Peabody, Mr. Minetti worked in the investment banking and high yield bond departments.

Thomas F. O’Neill has been a principal of Sandler O’Neill & Partners, L.P., an investment banking firm, since founding such firm in 1988. From 1985 through 1988, Mr. O’Neill was a Managing Director of Bear Stearns & Co., Inc. From 1972 through 1985, Mr. O’Neill was employed by L.F. Rothschild. Mr. O’Neill serves on the Board of Directors of Archer-Daniels-Midland Company and The Nasdaq Stock Market, Inc. Mr. O’Neill is a graduate of New York University and a veteran of the United States Air Force.

John W. Gildea is the founding principal of Gildea Management Co. (‘‘Gildea Management’’), a management company of special situations with middle market companies in the United States and Central Europe. From 2000 to 2005 Gildea Management formed a joint venture with F.O. Hambro Capital

Management Co. to manage accounts targeting high yield debt and small capitalization equities. From 1996 to 2000 Gildea Management formed and founded Latona Europe, a joint venture between Latona U.S., Lazard Co., and Gildea Management to restructure several Czech Republic companies. Before forming Gildea Management in 1990, Mr. Gildea managed the Corporate Series Group at Donaldson, Lufkin and Jenrette, an investment banking firm. Mr. Gildea is a graduate of the University of Pittsburgh.

Dr. Charles Miner III currently practices internal medicine in Darien, Connecticut. Dr. Miner is on staff at Stamford and Norwalk Hospitals and is an instructor in clinical medicine at Columbia University College of Physicians and Surgeons. Dr. Miner received his M.D. from the University of Cincinnati College of Medicine in 1979 and received a Bachelor of Science from Lehigh University in 1974.

Michael A. McManus, Jr.    became President and Chief Executive Officer of the Company on October 30, 1998. Prior to this, he served as President and Chief Executive Officer of New York Bancorp Inc. from 1991 through March 1998 and as a director of such company from 1990 through March 1998. He also served as President and Chief Executive Officer of Home Federal Savings Bank, the principal subsidiary of New York Bancorp Inc., from February 1995 through March 1998. From 1990 through November 1991, Mr. McManus was President and Chief Executive Officer of Jamcor Pharmaceuticals Inc. Mr. McManus served as an Assistant to the President of the United States from 1982 to 1985 and held positions with Pfizer Inc. and Revlon Group. Mr. McManus received a BA in economics from the University of Notre Dame and a JD from the Georgetown University Law Center. He serves as a member of the Board of Directors of American Home Mortgage Investment Corp., L Q Corporation, Inc. and Novavax, Inc.

The Board of Directors recommends a vote FOR the election of these nominees as Directors.

The following is a brief account of the business experience of the Company’s executive officers:

Michael A. McManus, Jr.    became President and Chief Executive Officer of the Company on October 30, 1998. Prior to this, he served as President and Chief Executive Officer of New York Bancorp Inc. from 1991 through March 1998 and as a director of such company from 1990 through March 1998. He also served as President and Chief Executive Officer of Home Federal Savings Bank, the principal subsidiary of New York Bancorp Inc., from February 1995 through March 1998. From 1990 through November 1991, Mr. McManus was President and Chief Executive Officer of Jamcor Pharmaceuticals Inc. Mr. McManus served as an Assistant to the President of the United States from 1982 to 1985 and held positions with Pfizer Inc. and Revlon Group. Mr. McManus received a BA in economics from the University of Notre Dame and a JD from the Georgetown University Law Center. He serves as a member of the Board of Directors of American Home Mortgage Investment Corp., L Q Corporation, Inc. and Novavax, Inc.

Richard Zaremba became Senior Vice President in September 2004. He became Vice President and Chief Financial Officer in February 1999. Mr. Zaremba became Secretary and Treasurer in March 1999. From March 1995 to February 1999, he was Vice President and Chief Financial Officer of Comverse Information Systems, Inc., a manufacturer of digital voice recording systems. Previously, Mr. Zaremba was Vice President and Chief Financial Officer of Miltope Group, Inc., a manufacturer of electronic equipment. Mr. Zaremba is a licensed certified public accountant in the State of New York and holds BBA and MBA degrees in Accounting from Hofstra University.

Dan Voic became Vice President of R&D and Engineering in January 2002. Prior thereto, he served as Engineering Manager and Director of Engineering of the Company. Mr. Voic has approximately 14 years experience in both medical and industrial product development. Mr. Voic holds a M.S. degree in mechanical engineering from Polytech University ‘‘Traian Vuia’’ of Timisoara, Romania and a MS degree in applied mechanics from Polytechnic University of New York.

Dr. W. Paul Constantine became Senior Vice President — Strategic Planning and New Product Development in September 2005. Dr. Constantine’s career has focused on the development and management of world-class marketing and sales programs for global medical device companies. Most recently, he was responsible for two units representing medical and related products at Henry Schein, Inc. Earlier, Dr. Constantine held product development and marketing strategy positions with leading medical products suppliers, including units of and/or entities later acquired by Aesculap-B. Braun, Boston Scientific, Medtronic, and Smith & Nephew. He graduated from Samuel Merritt College with a doctorate degree after completing undergraduate studies at Loma Linda University.

Ronald Manna became Vice President — Regulatory Affairs of the Company in September 2005. From July 2002 through September 2005, he served as Vice President — New Product Development and Regulatory Affairs. For more than five years prior thereto, Mr. Manna served as Vice President — Operations of the Company. Mr. Manna holds a BS degree in mechanical engineering from Hofstra University.

Each of the Company’s executive officers is to serve until the next annual meeting of shareholders or until his earlier resignation or removal.

Meetings of the Board of Directors

During the fiscal year ended June 30, 2006, the Board of Directors held four meetings and the Stock Option Committee held one meeting. The Audit Committee met four times and the Compensation Committee met once during the last fiscal year. No Director attended less than 75% of the aggregate of the total number of meetings of the Board of Directors and meetings of Committees of which he was a member that were held during the Company’s last fiscal year.

In compliance with requirements of the Qualitative Listing Requirements of the Nasdaq Stock Market (the ‘‘NASD listing standards’’), the non-management directors of the Board of Directors met four times in executive session during the fiscal year ending June 30, 2006.

Committees of the Board

Currently, the only standing committees of the Board of Directors of the Company are its Stock Option Committees, the Audit Committee and the Compensation Committee. The Stock Option Committee for the 1991 Employee Stock Option Plan, the 1996 Employee Stock Option Plan, the 1998 Employee Stock Option Plan, the 2001 Employee Stock Option Plan and the 2005 Employee Equity Incentive Plan consists of Messrs. Alliger, Minetti, O’Neill and Gildea. The Stock Option Committee for the 1996 Non-Employee Director Stock Option Plan and the 2005 Non-Employee Director Stock Option Plan consists of Messrs. McManus, Alliger, Minetti, O’Neill and Gildea. The Stock Option Committees are responsible for administering the Company’s stock option plans.

The Company has a separately designated standing audit committee established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act’’). The members of the Audit Committee are Messrs. Gildea, Miner, Minetti and O’Neill. The Board of Directors has determined that each member of the Audit Committee is ‘‘independent’’ not only under the NASD listing standards but also within the definition contained in a final rule of the Securities and Exchange Commission (the ‘‘SEC’’). Furthermore, the Board of Directors has determined that Messrs. Minetti, O’Neill and Gildea are ‘‘audit committee financial experts’’ within the definition contained in a final rule adopted by the SEC.

The Compensation Committee consists of Messrs. Alliger, Minetti, O’Neill and Gildea. The Compensation Committee is responsible for considering and authorizing remuneration arrangements for senior management.

Nomination of Directors

The Company does not currently have a standing nominating committee or a formal nominating committee charter. Currently, the independent members of the Board, rather than a nominating committee, approve or recommend to the full Board those persons to be nominated. The Board believes that the current method of nominating directors is appropriate because it allows each independent board member input into the nomination process and does not unnecessarily restrict the input that might be provided from an independent director who could be excluded from a committee. Currently, five of the six directors are independent. Furthermore, the Board has adopted by resolution a director nomination policy. The purpose of the policy is to describe the process by which candidates for inclusion in the Company’s recommended slate of director nominees are selected. The director nomination policy is administered by the Board. Many of the benefits that would otherwise come from a written committee charter are provided by this policy.

In the ordinary course, absent special circumstances or a change in the criteria for Board membership, the incumbent directors who continue to be qualified for Board service and are willing to continue as directors are re-nominated. If the Board thinks it is in the best interest of the Company to nominate a new individual for director in connection with an annual meeting of shareholders, or if a vacancy occurs between annual shareholder meetings, the Board will seek potential candidates for Board appointments who meet the criteria for selection as a nominee and have the specific qualities or skills being sought. Director candidates will be selected based on input from members of the Board, senior management of the Company and, if deemed appropriate, a third-party search firm.

Candidates for Board membership must possess the background, skills and expertise to make significant contributions to the Board, to the Company and its shareholders. Desired qualities to be considered include substantial experience in business or administrative activities; breadth of knowledge about issues affecting the Company; and ability and willingness to contribute special competencies to Board activities. The independent members of the Board also consider whether members and potential members are independent under the NASD listing standards. In addition, candidates should possess the following attributes: personal integrity; absence of conflicts of interest that might impede the proper performance of the responsibilities of a director; ability to apply sound and independent business judgment; sufficient time to devote to Board and Company matters; ability to fairly and equally represent all shareholders; reputation and achievement in other areas; independence under rules promulgated by the SEC and the NASD listing standards; and diversity of viewpoints, background and experiences.

The Board of Directors intends to review the director nomination policy from time to time to consider whether modifications to the policy may be advisable as the Company’s needs and circumstances evolve, and as applicable legal or listing standards change. The Board may amend the director nomination policy at any time.

The Board will consider director candidates recommended by shareholders and will evaluate such director candidates in the same manner in which it evaluates candidates recommended by other sources, as described above. Recommendations must be in writing and mailed to MISONIX, INC., 1938 New Highway, Farmingdale, NY 11735, Attention: Corporate Secretary, and include all information regarding the candidate as would be required to be included in a proxy statement filed pursuant to the proxy rules promulgated by the SEC if the candidate were nominated by the Board of Directors (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected). The shareholder giving notice must provide (i) his or her name and address, as they appear on the Company’s books, and (ii) the number of shares of the Company which are beneficially owned by such shareholder. The Company may require any proposed nominee to furnish such other information it may require to be set forth in a shareholder’s notice of nomination which pertains to the nominee.

Director Compensation

Each non-employee Director receives an annual fee of $15,000. For the fiscal year ended June 30, 2006, there were 15,000 options granted to each of Mr. Minetti, Mr. Alliger, Dr. Miner, Mr. O’Neill and Mr. Gildea. Each non-employee Director is also reimbursed for reasonable expenses incurred while traveling to attend meetings of the Board of Directors or while traveling in furtherance of the business of the Company.

Each member of the Audit Committee receives an annual fee of $5,000 in addition to the Director fee. The Audit Committee chair receives an annual $10,000 in addition to the Director’s fee.

Communications with Directors

Shareholders, associates of the Company and other interested parties may communicate directly with the Board of Directors, with the non-management Directors or with a specific Board member, by writing to the Board (or the non-management Directors or a specific Board member) and delivering the communication in person or mailing it to: Board of Directors, Privileged & Confidential, c/o Richard Zaremba, Secretary, MISONIX, INC., 1938 New Highway, Farmingdale, New York 11735. Correspondence will be discussed at the next scheduled meeting of the Board of Directors, or as indicated by the urgency of the matter. The non-management Directors are: Messrs. Alliger, Minetti, O’Neill, Gildea and Miner. From time to time, the Board of Directors may change the process by which shareholders may communicate with the Board of Directors or its members. Any changes in this process will be posted on the Company’s website or otherwise publicly disclosed.

Director Independence

The Company is required to have a Board of Directors a majority of whom are ‘‘independent’’ as defined by the NASD listing standards and to disclose in the proxy statement for each annual meeting those Directors that the Board of Directors has determined to be independent. Based on such definition, the Board of Directors has determined that all Directors other than Mr. McManus, who is an officer of the Company, are independent.

The Company is required to have an audit committee of at least three members composed solely of independent Directors. The Board of Directors is required under the NASD listing standards to affirmatively determine the independence of each Director on the Audit Committee. The Board has determined that each member of the Audit Committee is ‘‘independent’’ not only under the NASD listing standards but also within the definition contained in a final rule of the SEC. Furthermore, the Board of Directors has determined that Messrs. Minetti, O’Neill and Gildea are ‘‘audit committee financial experts’’ within the definition contained in a final rule adopted by the SEC.

Corporate Governance

The Company has an ongoing commitment to good governance and business practices. In furtherance of this commitment, we regularly monitor developments in the area of corporate governance and review our policies and procedures in light of such developments. We comply with the rules and regulations promulgated by the SEC and the Nasdaq Stock Market, and implement other corporate governance practices we believe are in the best interests of the Company and the shareholders.

Board Attendance at Annual Meetings of Shareholders

The Company does not currently have a formal policy regarding Director attendance at the Annual Meeting of Shareholders. It is, however, expected that Directors will be in attendance, absent compelling circumstances. All members of the Board of Directors attended the Company’s Annual Meeting of Shareholders held on December 14, 2005.

Code of Ethics

The Company has adopted a code of ethics that applies to all of its Directors, officers (including its Chief Executive Officer, Chief Financial Officer, Controller and any person performing similar functions) and employees. The Company has filed a copy of this Code of Ethics as Exhibit 14 to its Annual Report on Form 10-K for the fiscal year ended June 30, 2004. The Company has also made the Code of Ethics available on its website at www.MISONIX.com.

In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee has established procedures for the receipt and handling of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and to allow for the confidential, anonymous submission by employees of concerns regarding auditing or accounting matters.

The Audit Committee has furnished the following report. The information contained in the ‘‘Audit Committee Report’’ is not to be deemed to be ‘‘soliciting material’’ or to be ‘‘filed’’ with the SEC, nor is such information to be incorporated by reference into any future filings under the Securities Act of 1933, as amended (the ‘‘Securities Act’’), or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filings.

Audit Committee Report

Management is responsible for the Company’s financial reporting process, including its system of internal control, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The Company’s independent auditors are responsible for auditing those financial statements. The Audit Committee’s responsibility is to monitor and review these processes. It is not the Audit Committee’s duty or responsibility to conduct audit or accounting reviews or procedures. The members of the Audit Committee are not employees of the Company and may not be, and may not represent themselves to be or to serve as, accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent registered public accounting firm included in its report on the Company’s financial statements. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles in the United States, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the Company’s independent registered public accounting firm is in fact ‘‘independent’’.

The Audit Committee of the Company’s Board of Directors is currently composed of four Directors, none of who are officers or employees of the Company. The Board of Directors has determined that (1) all members of the Audit Committee are financially literate and independent under the NASD listing standards, and (2) Messrs. Gildea, Minetti and O’Neill are ‘‘audit committee financial experts’’, as defined under the rules and regulations promulgated by the SEC. The Board of Directors has adopted a written charter for the Audit Committee.

In accordance with its written charter, the Audit Committee assists the Board of Directors in fulfilling its responsibility to monitor the integrity of the accounting, auditing and financial reporting practices of the Company. Typically, for each fiscal year, the Audit Committee selects the independent registered public accounting firm to audit the financial statements of the Company and its subsidiaries and such selection is subsequently presented to the Company’s shareholders for ratification.

The Audit Committee has reviewed and discussed the audited financial statements contained in our Annual Report on Form 10-K for the year ended June 30, 2006 with our management; has discussed with the independent registered public accounting firm the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380); has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence; and has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

Based on the review and discussions of the above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2006 for filing with the SEC.

Reported upon by the Audit Committee

T. Guy Minetti
Thomas F. O’Neill
John W. Gildea
Dr. Charles Miner III

EXECUTIVE COMPENSATION

The following report and the performance graph on page 13 do not constitute soliciting materials and are not considered filed or incorporated by reference into any other of the Company’s filings under the Securities Act or the Exchange Act, unless the Company states otherwise.

Report of the Compensation Committee

Compensation Policies.    The principal goal of the Company’s compensation program as administered by the Board of Directors is to help the Company attract, motivate and retain the executive talent required to develop and achieve the Company’s strategic and operating goals with a view to maximizing shareholder value. The key elements of this program and the objectives of each element are as follows:

Base Salary.    Base salaries paid to the Company’s executive officers are intended to be competitive with those paid to executives holding comparable positions in the marketplace. Individual performance and the Company’s performance are considered when setting salaries within the range for each position. Annual reviews are held and adjustments are made based on attainment of individual goals in a manner consistent with operating and financial performance.

Bonuses.    Annual cash bonuses are intended to motivate performance by creating the potential to earn incentive awards that are contingent upon personal and business performance. The Company sets goals of revenue and profitability for each segment.

Long Term Incentives.    The Company provides its executive officers with long-term incentive compensation through grants of stock options under the Company’s stock option plans. The grant of stock options aligns the executive’s interest with those of the Company’s shareholders by providing the executive with an opportunity to purchase and maintain an equity interest in the Company’s stock and to share in the appreciation of its value. In fiscal 2006 options to purchase 38,500 shares of Common Stock were granted to the Company’s executive officers.

CEO’s Compensation.    Pursuant to his employment agreement with the Company, Mr. McManus is entitled to receive an annual base salary of $275,000 and is entitled to receive a discretionary bonus based on the Company’s performance. Mr. McManus did not receive a bonus during fiscal 2006. The factors involved in determining the CEO’s compensation are the Company’s revenues and profits, his lengthy experience and business acumen, his responsibilities, and the efforts exerted by him in performance of his duties.

Reported upon by the Compensation Committee

Howard Alliger
T. Guy Minetti
Thomas F. O’Neill
John W. Gildea

The following table sets forth for the fiscal years indicated the compensation paid by the Company to its Chief Executive Officer and other executive officers with annual compensation exceeding $100,000:

Summary Compensation Table

	Annual Compensation (1)			Long Term Compensation
Name and Principal Position	Fiscal Year Ended June 30	Salary ($)	Bonus ($)	Securities Underlying Options (#)
Michael A. McManus, Jr.	2006	275,000	—	—
President and Chief Executive Officer	2005	275,000	250,000	125,000
	2004	275,000	100,000	150,000
Richard Zaremba	2006	178,437	28,000	12,000
Senior Vice President, Chief Financial	2005	157,878	30,000	30,000
Officer, Secretary and Treasurer	2004	154,212	1,595	40,000
Kenneth Coviello(2)	2006	54,933	18,000	—
Senior Vice President,	2005	141,095	30,000	30,000
Medical Marketing and Sales	2004	135,093	2,562	35,000
Dan Voic	2006	123,224	20,000	7,500
Vice President of R&D	2005	121,141	25,000	15,000
and Engineering	2004	116,645	12,129	10,000
Bernhard Berger(3)	2006	13,906	—	—
Vice President —	2005	110,692	2,000	10,000
Industrial/Scientific Products	2004	108,748	17,021	20,000
Ronald Manna	2006	108,099	5,000	3,000
Vice President — New Product Development	2005	102,522	2,000	5,000
and Regulatory Affairs	2004	114,231	1,000	5,000
Dr. W. Paul Constantine	2006	153,601	—	16,000
Senior Vice President — Strategic Planning and	2005	—	—	—
New Product Development	2004	—	—	—

(1)	No other annual compensation is shown because the amounts of perquisites and other non-cash benefits provided by the Company do not exceed the lesser of $50,000 or 10% of the total annual base salary and bonus disclosed in this table for the named officer.

(2)	Mr. Coviello resigned from the Company in November 2005.

(3)	Mr. Berger resigned from the Company in August 2005.

Employment Agreements

The Company has entered into an employment agreement with Mr. McManus providing for his employment as President and Chief Executive Officer. The term of the agreement expires on October 31, 2007 and is automatically renewable for one-year periods unless 60 days notice of non-renewal is given by the Company or by Mr. McManus. The agreement also provides for a discretionary annual bonus based on the Company’s performance. The Company’s employment agreement with Mr. McManus also contains non-competition provisions that preclude him from competing with the Company for a period of 18 months from the date of his termination of employment. Mr. McManus will also receive such benefits as are generally provided to other executives of the Company. Upon the occurrence of certain ‘‘Changes in Control’’ events (as defined in the agreement), Mr. McManus will receive a one-time payment equal to his annual base salary and a bonus of no less than $250,000.

In conformity with the Company’s policy, all of its Directors, officers and employees execute confidentiality and nondisclosure agreements upon the commencement of employment with the Company. The agreements generally provide that all inventions or discoveries by the employee related to the Company’s business and all confidential information developed or made known to the employee during the term of employment shall be the exclusive property of the Company and shall not be disclosed to third parties without prior approval of the Company. Mr. Manna has an agreement with the Company which provides for the payment of six months severance upon his termination for any reason. Mr. Zaremba has an agreement for payment of six months annual base salary upon a change in control of the Company.

Option Grants in Last Fiscal Year

The following table contains information concerning options granted to executive officers named in the Summary Compensation Table during the fiscal year ended June 30, 2006:

Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
					5% ($)	10%($)
Michael A. McManus, Jr	0	0	0	0	0	0
Richard Zaremba	8,000	13%	$7.60	9/26/15	$38,240	$96,880
	4,000	7%	$5.82	2/07/16	14,640	37,120
Kenneth Coviello	0	0	0	0	0	0
Dr. W. Paul Constantine	12,000	20%	$7.60	9/26/15	57,360	145,320
	4,000	7%	$5.82	2/07/16	14,640	37,120
Dan Voic	5,000	8%	$7.60	9/26/15	23,900	60,550
	2,500	4%	$5.82	2/07/16	9,150	23,200
Bernhard Berger	0	0	0	0	0	0
Ronald Manna	2,000	3%	$7.60	9/26/15	9,560	24,220
	1,000	2%	$5.82	2/07/16	3,660	9,280

Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table contains information concerning the number and value, at June 30, 2006, of exercised options and unexercised options held by executive officers named in the Summary Compensation Table:

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year End(#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options at Fiscal Year End ($) Exercisable/Unexercisable(1)
Michael A. McManus, Jr.	0	0	1,040,000/0	$450,700/0
Richard Zaremba	0	0	70,000/20,000	19,900/4,650
Kenneth Coviello	0	0	0	0
Daniel Voic	0	0	37,910/20,500	12,851/4,650
Bernhard Berger	0	0	0	0
Ronald Manna	0	0	87,834/6,666	35,833/1,677
Dr. W. Paul Constantine	0	0	0/16,000	0/0

(1)	Fair market value of underlying securities (the closing price of the Common Stock on the NASD Automated Quotation System) at fiscal year end (June 30, 2006) minus the exercise price.

Stock Options

In September 1991, in order to attract and retain persons necessary for the success of the Company, the Company adopted a stock option plan (the ‘‘1991 Plan’’) which covers up to 375,000 shares of Common Stock. Pursuant to the 1991 Plan, officers, Directors, consultants and key employees of the Company are eligible to receive incentive and/or non-incentive stock options. At June 30, 2006, options to purchase 30,000 shares were outstanding under the 1991 Plan at an exercise price of $7.38 per share with a vesting period of two years, options to purchase 327,750 shares have been exercised and options to purchase 47,250 shares have been forfeited (of which options to purchase 30,000 shares have been reissued). No more options may be granted under the 1991 Plan.

In March 1996, the Board of Directors adopted and, in February 1997, the shareholders approved the 1996 Employee Incentive Stock Option Plan covering an aggregate of 450,000 shares (the ‘‘1996 Plan’’) and the 1996 Non-Employee Director Stock Option Plan (the ‘‘1996 Directors Plan’’) covering an aggregate of 1,125,000 shares of Common Stock. At June 30, 2006, options to purchase 311,150 shares were outstanding at exercise prices ranging from $3.07 to $18.50 per share with a vesting period of immediate to three years under the 1996 Plan and options to acquire 250,000 shares were outstanding at exercise prices ranging from $.73 to $7.60 per share with a vesting period of immediate to three years under the 1996 Directors Plan. At June 30, 2006, options to purchase 138,295 shares under the 1996 Plan have been exercised and options to purchase 183,500 shares have been forfeited (of which options to purchase 182,945 shares have been reissued). At June 30, 2006, options to purchase 733,500 shares under the 1996 Directors Plan have been exercised, options to purchase 90,000 shares have been forfeited (of which none have been reissued) and there are no shares available for future grant.

In October 1998, the Board of Directors adopted and, in January 1999, the shareholders approved the 1998 Employee Stock Option Plan (the ‘‘1998 Plan’’) covering an aggregate of 500,000 shares of Common Stock. At June 30, 2006, options to purchase 422,525 shares were outstanding under the 1998 Plan at exercise prices ranging from $3.07 to $7.60 per share with a vesting period of immediate to three years. At June 30, 2006, options to purchase 52,848 shares under the 1998 Plan have been exercised and options to purchase 96,552 shares under the 1998 Plan have been forfeited (of which options to purchase 71,925 shares have been reissued).

In October 2000, the Board of Directors adopted and, in February 2001, the shareholders approved the 2001 Employee Stock Option Plan (the ‘‘2001 Plan’’) covering an aggregate of 1,000,000 shares of Common Stock. At June 30, 2006, options to purchase 824,298 shares were outstanding under the 2001 Plan at exercise prices ranging from $4.66 to $8.00 per share with a vesting period of one to four years. At June 30, 2006, options to purchase 128,306 shares under the 2001 Plan have been exercised and options to purchase 151,902 shares under the 2001 Plan have been forfeited (of which 104,506 options have been reissued).

In September 2005, the Board of Directors adopted, and in December 2005, the shareholders approved, the 2005 Employee Equity Incentive Plan covering an aggregate of 500,000 shares of Common Stock and the 2005 Non-Employee Director Stock Option Plan covering an aggregate of 200,000 shares of Common Stock. At June 30, 2006, there were no options to purchase shares outstanding under either such Plan.

The selection of participants, allotments of shares and determination of price and other conditions relating to options are determined by the Board of Directors or a committee thereof, depending on the Plan, and in accordance with Rule 4350(c) of the NASD listing standards. Incentive stock options granted under the Plans are exercisable for a period of up to ten years from the date of grant at an exercise price which is not less than the fair market value of the Common Stock on the date of the grant, except that the term of an incentive stock option granted under the Plans to a shareholder owning more than 10% of the outstanding Common Stock may not exceed five years and its exercise price may not be less than 110% of the fair market value of the Common Stock on the date of grant. Options shall become exercisable at such time and in such installments as provided in the terms of each individual option agreement.

Compensation Committee Interlocks and Insider Participation

Mr. Alliger, Mr. Minetti, Mr. Gildea and Mr. O’Neill are the members of the Compensation Committee. No Company executive officer currently serves on the Compensation Committee or any similar committee of another public company, one of whose executive officers sits on the Compensation Committee of the Company.

Share Performance Graph

The following graph compares the cumulative total return on the Company’s Common Stock during the last five fiscal years with the NASDAQ Total U.S. and Foreign Return Index and the NASDAQ Medical Devices, Instruments and Supplies Index during the same period. The graph shows the value, at the end of each of the last five fiscal years, of $100 invested in the Common Stock or the indices on June 30, 2002. The graph depicts the change in value of the Company’s Common Stock relative to the noted indices as of the end of each fiscal year and not for any interim period. Historical stock price performance is not necessarily indicative of future stock price performance.

	2002	2003	2004	2005	2006
MISONIX, INC.	100	53	120	96	77
NASDAQ Total U.S. & Foreign Return Index	100	111	141	142	152
NASDAQ Medical Devices, Instruments and Supplies Index	100	107	153	157	166

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers, Directors and persons who own more than ten percent of a registered class of the Company’s equity securities (‘‘Reporting Persons’’) to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the National Association of Securities Dealers, Inc. (the ‘‘NASD’’). These Reporting Persons are required by SEC regulation to furnish the Company with copies of all Forms 3, 4 and 5 they file with the SEC and NASD. Based solely on the Company’s review of the copies of the forms it has received, the Company believes that all Reporting Persons complied on a timely basis with all filing requirements applicable to them with respect to transactions during fiscal year 2006.

PROPOSAL TWO

Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has selected the firm of Grant Thornton LLP (‘‘Grant Thornton’’) to act as the Company’s independent registered public accounting firm for the 2007 fiscal year. Grant Thornton will audit the Company’s consolidated financial statements for the 2007 fiscal year and perform other services. While shareholder ratification is not required by the Company’s By-laws or otherwise, the Board of Directors is submitting the selection of Grant Thornton to the shareholders for ratification as part of good corporate governance practices. If the shareholders fail to ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain Grant Thornton. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and its shareholders.

A representative of Grant Thornton is expected to be available either personally or by telephone hookup at the Annual Meeting to respond to appropriate questions from shareholders and will be given the opportunity to make a statement if he desires to do so.

On November 14, 2005, Ernst & Young LLP (‘‘E&Y’’), the Company’s independent registered public accounting firm for the 2005 fiscal year, informed the Company that it was resigning as the Company’s independent registered public accounting firm.

The reports of E&Y on the Company’s financial statements as of and for each of the fiscal years ended June 30, 2005 and 2004 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended June 30, 2005 and 2004 and through the date of E&Y’s resignation, there were no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to E&Y’s satisfaction, would have caused E&Y to make reference to the subject matter of the disagreement in connection with its report on the Company’s financial statements for such years.

On January 23, 2006, the Company engaged Grant Thornton to act as its independent registered public accounting firm as successor to E&Y. The Audit Committee of the Company’s Board of Directors approved the appointment of Grant Thornton as the Company’s independent registered public accounting firm. Accordingly, Grant Thornton has audited the Company’s financial statements for the Company’s 2006 fiscal year.

Audit Fees:

Grant Thornton billed the Company $84,240 in the aggregate for services rendered for the audit of the Company’s 2006 fiscal year and the review of the Company’s interim financial statements included in the Company’s Quarterly Reports on Form 10-Q for the Company’s 2006 fiscal year. E&Y billed the Company $241,603 in the aggregate for services rendered for the audit of the Company’s annual financial statements for the Company’s 2005 fiscal year and the review of the Company’s interim financial statements included in the Company’s Quarterly Reports on Form 10-Q for the Company’s 2005 fiscal year.

Audit-Related Fees:

Grant Thornton did not render any audit-related services, as defined by the SEC, to the Company for the Company’s 2006 fiscal year. The Company did not engage E&Y to perform audit-related services for the Company’s 2005 fiscal year.

Tax Fees:

Grant Thornton billed the Company $38,019 in the aggregate for professional services for tax compliance, tax advice and tax planning for the Company’s 2006 fiscal year. E&Y did not render any professional services for tax compliance, tax advice or tax planning for the Company’s 2005 fiscal year.

All Other Fees:

Grant Thornton did not render any professional services for other services other than those covered in the section captioned ‘‘Audit Fees’’ and ‘‘Tax Fees’’ for the Company’s 2006 fiscal year. E&Y billed the Company $15,000 in the aggregate for professional services rendered for all other services other than those covered in the section captioned ‘‘Audit Fees’’ for the Company’s 2005 fiscal year. These other services include (i) assistance with regulatory filings, (ii) audit of the Company’s 401K plan, (iii) consultations on the effects of various accounting issues and changes in professional statements and (iv) income tax returns for Labcaire Systems Limited, the Company’s U.K. subsidiary.

Policy on Pre-approval of Independent Registered Public Accounting Firm Services:

The charter of the Audit Committee provides for the pre-approval of all auditing services and all permitted non-auditing services to be performed for the Company by the independent registered public accounting firm, subject to the requirements of applicable law. The procedures for pre-approving all audit and non-audit services provided by the independent registered public accounting firm include the Audit Committee reviewing audit-related services, tax services, and other services. The Audit Committee periodically monitors the services rendered by and actual fees paid to the independent registered public accounting firm to ensure that such services are within the parameters approved by the Committee. All the services described in ‘‘Tax Fees’’ and ‘‘All Other Fees’’, above, were approved by the Audit Committee in accordance with its pre-approval policies and procedures. The Audit Committee has considered the services provided by Grant Thornton covered under ‘‘Tax Fees’’ and has found that they are compatible with maintaining Grant Thornton’s independence. The Audit Committee has considered the services provided by E&Y covered under ‘‘All Other Fees’’ and has found that they are compatible with maintaining E&Y’s independence.

MISCELLANEOUS INFORMATION

As of the date of this Proxy Statement, the Board of Directors does not know of any business other than that specified above to come before the Annual Meeting, but, if any other business does lawfully come before the Annual Meeting, it is the intention of the persons named in the enclosed Proxy to vote in regard thereto in accordance with their judgment.

The Company will pay the cost of soliciting Proxies in the accompanying form and as set forth below. In addition to solicitation by use of the mails, certain officers and regular employees of the Company may solicit proxies by telephone, telegraph or personal interview without additional remuneration therefor.

SHAREHOLDER PROPOSALS

Shareholder proposals with respect to the Company’s next Annual Meeting of Shareholders must be received by the Company no later than July 17, 2007 to be considered for inclusion in the Company’s next Proxy Statement. Under SEC proxy rules, Proxies solicited by the Board of Directors for the 2007 Annual Meeting may be voted at the discretion of the persons named in such Proxies (or their substitutes) with respect to any shareholder proposal not included in the Company’s Proxy Statement if the Company does not receive notice of such proposal on or before October 1, 2007, unless the 2007 Annual Meeting is not held within 30 days before or after the anniversary date of the 2006 Annual Meeting.

A copy of the Company’s Annual Report to Shareholders for the fiscal year ended June 30, 2006 has been provided to all shareholders. Shareholders are referred to the Report for financial and other information about the Company, but such Report is not incorporated in this Proxy Statement and is not part of the proxy soliciting material.

By Order of the Board of Directors,
RICHARD ZAREMBA Secretary

Dated: November 10, 2006
Farmingdale, New York

MISONIX, INC.

This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Michael A. McManus, Jr. and Richard Zaremba, as Proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock, par value $.01 per share, held of record by the undersigned on November 7, 2006 at the Annual Meeting of Shareholders to be held on December 14, 2006 or any adjournment thereof.

PLEASE MARK, SIGN, DATE AND RETURN
THE PROXY CARD PROMPTLY IN THE ENVELOPE PROVIDED

ACCOUNT NUMBER	NO. OF SHARES

1.	Election of Directors: Michael A. McManus, Jr., Howard Alliger, T. Guy Minetti, Thomas F. O'Neill, John W. Gildea, Charles Miner, III MD

FOR all Nominees listed (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all Nominees listed	(Instruction: To withhold authority to vote for one or more individual nominees write the nominee's name(s) in the line provided below). ______________________________

2.    Ratification of the selection of Grant Thornton LLP as independent registered public accounting firm.

FOR	AGAINST	ABSTAIN

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, the Proxy will be voted FOR the election of all Directors and Proposal 2.

Please sign exactly as name appears hereon.

(Signature)

(Signature if held jointly)
Dated:____________________________
When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. Please note any change in your address alongside the address as it appears in the Proxy.
PLEASE MARK IN BLUE OR BLACK INK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.